Exhibit 1.1

PEPSICO, INC.

0.750% Senior Notes due 2027
1.125% Senior Notes due 2031

TERMS AGREEMENT

March 11, 2019

To:                             PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell €500,000,000 of its 0.750% Senior Notes due 2027 (the “2027 Notes”) and €500,000,000 of its 1.125% Senior Notes due 2031 (the “2031 Notes,” and together with the 2027 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of June 30, 2017 filed with the Securities and Exchange Commission on October 10, 2017 as Exhibit 1.2 to the Company’s Current Report on Form 8-K (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.390% of the principal amount thereof for the 2027 Notes and 98.357% of the principal amount thereof for the 2031 Notes.

Underwriters	2027 Notes	2031 Notes
BNP Paribas	€125,000,000	€125,000,000
Deutsche Bank AG, London Branch	125,000,000	125,000,000
Merrill Lynch International	125,000,000	125,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	37,500,000	37,500,000
UBS AG, London Branch	37,500,000	37,500,000
Barclays Bank PLC	12,500,000	12,500,000
ING Bank N.V., Belgian Branch	12,500,000	12,500,000
Société Générale	12,500,000	12,500,000
Samuel A. Ramirez & Company, Inc.	12,500,000	12,500,000
Total	€500,000,000	€500,000,000

The Underwriters agree to reimburse the Company for €600,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

The definition of “Business Day” in the Standard Provisions is replaced with the following:

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The reference in Section 6(a)(i)(B) of the Standard Provisions to “the New York Stock Exchange, Inc. (the ‘NYSE’)” is replaced with “The Nasdaq Stock Market LLC (‘Nasdaq’),” and the reference in each of Section 6(a)(ii)(A) and Section 10(vii) of the Standard Provisions to “the NYSE” is replaced with “Nasdaq.”

Subsection (a)(vii) is added to Section 9 of the Standard Provisions:

(vii) The Company will use commercially reasonable efforts to cause the Underwritten Securities to be listed for trading on the Nasdaq Bond Exchange within 30 days after the date of issuance of the Underwritten Securities.

Subsections (c), (d), (e) and (f) are added to Section 9 of the Standard Provisions:

(c) The Company hereby authorizes BNP Paribas in its role as stabilizing manager (the “Stabilizing Manager”) to make adequate public disclosure regarding stabilization of the information required in relation to such stabilization by Commission Regulation (EC) 2273/2003. The Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot and effect transactions with a view to supporting the market price of the Underwritten Securities at a level higher than that which might otherwise prevail, but in doing so the Stabilizing Manager shall act as principal and not as agent of the Company and any loss resulting from over-allotment and stabilization shall be borne, and any profit arising therefrom shall be beneficially retained, by the Stabilizing Manager. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Nothing contained in this paragraph (c) shall be construed so as to require the Company to issue in excess of €1,000,000,000 in aggregate principal amount of Underwritten Securities. Such stabilization, if commenced, may be discontinued at any time and shall be conducted by the Stabilizing Manager in accordance with all applicable laws and directives.

(d) Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, the Company acknowledges, accepts, and agrees to be bound by (i) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of an Underwriter to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (A) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (B) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Underwriter or another person (and the issue to or conferral on the Company of such shares, securities or obligations); (C) the cancellation of the BRRD Liability; (D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; (ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority. In the event any Underwriter has been notified by a Relevant Resolution Authority that it has become subject to the exercise of Bail-in Powers, such Underwriter shall promptly notify the Company.

As used in this subsection (d), “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Underwriters.

(e) Co-Manufacturer Acknowledgement. Solely for the purposes of the requirements of Article 9(8) of the MIFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules:

(i) each of BNP Paribas, Deutsche Bank AG, London Branch and Merrill Lynch International (each a “Manufacturer” and together the “Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Underwritten Securities and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities; and

(ii) the other Underwriters note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Underwritten Securities by the Manufacturers and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities.

(f) Recognition of the U.S. Special Resolution Regimes.

(i) In the event that any Underwriter is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special

Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that any Underwriter is a Covered Entity or a BHC Act Affiliate of any Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this subsection (f) a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the fourth sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus, (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus, (iv) the eleventh and twelfth paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus and (v) the second and third full paragraphs of text on page S-2 in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

All references in the Standard Provisions and exhibits thereto to “Womble Carlyle Sandridge & Rice, LLP” are deemed replaced by “Womble Bond Dickinson (US) LLP.”

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.

Trade Date:	March 11, 2019

Time of Sale:	11:30 a.m. New York Time on the Trade Date

Settlement Date (T+5):	March 18, 2019

Closing Time:	9:00 a.m. New York Time on the Settlement Date

Closing Location:	New York, New York

Time of Sale Prospectus:	Base prospectus dated February 15, 2017, preliminary prospectus supplement dated March 11, 2019 and free writing prospectus dated March 11, 2019

Title of Securities:	0.750% Senior Notes due 2027	1.125% Senior Notes due 2031

Aggregate Principal Amount Offered:	€500,000,000	€500,000,000

Maturity Date:	March 18, 2027	March 18, 2031

Interest Payment Dates:	Annually on each March 18, commencing on March 18, 2020	Annually on each March 18, commencing on March 18, 2020

Benchmark Bund:	DBR 0.250% due 2027	DBR 0.250% due 2029

Benchmark Bund Yield:	-0.150%	0.060%

Spread to Benchmark Bund:	+92.4 bps	+116.8 bps

Mid-Swap Yield:	0.374%	0.728%

Spread to Mid-Swap:	+40 bps	+50 bps

Coupon:	0.750%	1.125%

Price to Public (Issue Price):	99.815%	98.857%

Redemption for Tax Reasons:

The Company may redeem all, but not less than all, of the Underwritten Securities in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Underwritten Securities to, but not including, the date fixed for redemption.

Redemption Provisions:

Prior to December 18, 2026, the greater of (i) 100% of the principal amount of the Underwritten Securities being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for

Prior to December 18, 2030, the greater of (i) 100% of the principal amount of the Underwritten Securities being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purpose that the 2027 Notes matured on December 18, 2026, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 15 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after December 18, 2026 (three months prior to March 18, 2027), at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed, plus accrued and unpaid interest to the date of redemption.

such purpose that the 2031 Notes matured on December 18, 2030, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after December 18, 2030 (three months prior to March 18, 2031), at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed, plus accrued and unpaid interest to the date of redemption.

“Par Call Date” means, with respect to the 2027 Notes, December 18, 2026, the date that is three months prior to the maturity date of such 2027 Notes and, with respect to the 2031 Notes, December 18, 2030, the date that is three months prior to the maturity date of such 2031 Notes.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Underwritten Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Underwritten Securities to be redeemed, assuming for such purpose that the Underwritten Securities matured on the applicable Par Call Date, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Underwritten Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for such purpose that such Underwritten Security matured on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Underwritten Security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Net Proceeds to PepsiCo (Before Expenses):	€496,950,000	€491,785,000

Use of Proceeds:	The Company intends to use the net proceeds from this offering for general corporate purposes.

Day Count Fraction:	ACTUAL/ACTUAL (ICMA)

CUSIP / ISIN / Common Code:	713448 EJ3 / XS1963553919 / 196355391	713448 EK0 / XS1963555617 / 196355561

Currency of Payment:

All payments of interest and principal, including payments made upon any redemption of the Underwritten Securities, will be payable in euro. If, on or after the issuance of the Underwritten Securities, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Underwritten Securities will be made in U.S. dollars until the euro is again available to the Company and so used.

Additional Amounts:

The Company will, subject to certain exceptions and limitations, pay as additional interest on the Underwritten Securities such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Underwritten Securities to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Underwritten Securities then due and payable.

Listing:

The Company intends to apply to list the Underwritten Securities on the Nasdaq Bond Exchange and expects trading in the Underwritten Securities to begin within 30 days after the date of their issuance.

Minimum Denomination:	€100,000 and integral multiples of €1,000

Joint Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch Merrill Lynch International

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. UBS AG, London Branch Barclays Bank PLC ING Bank N.V., Belgian Branch Société Générale Samuel A. Ramirez & Company, Inc.

Address for Notices to the Representatives:	BNP Paribas 10 Harewood Avenue

London NW1 6AA

United Kingdom

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street

London EC2N 2DB

United Kingdom

Merrill Lynch International
2 King Edward Street

London EC1A 1HQ

United Kingdom

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

By:	BNP PARIBAS
in its capacity as Underwriter and Stabilizing Manager

	By:	/s/ Hugh Pryse-Davies
		Name:	Hugh Pryse-Davies
		Title:	Duly Authorised Signatory

	By:	/s/ Eric Noyer
		Name:	Eric Noyer
		Title:	Authorised Signatory

By:	DEUTSCHE BANK AG, LONDON BRANCH

	By:	/s/ John C. McCabe
		Name:	John C. McCabe
		Title:	Managing Director

	By:	/s/ Mark Fratepietro
		Name:	Mark Fratepietro
		Title:	Managing Director

By:	MERRILL LYNCH INTERNATIONAL

	By:	/s/ Angus Reynolds
		Name:	Angus Reynolds
		Title:	Managing Director

By:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

	By:	/s/ Gianmarco Deiana
		Name:	Gianmarco Deiana
		Title:	Managing Director

By:	UBS AG, LONDON BRANCH

	By:	/s/ Hampus Falth
		Name:	Hampus Falth
		Title:	Executive Director

By:	BARCLAYS BANK PLC

	By:	/s/ Emily Wilson
		Name:	Emily Wilson
		Title:	Authorised Attorney

By:	ING BANK N.V., BELGIAN BRANCH

	By:	/s/ Kris Devos
		Name:	Kris Devos
		Title:	Global Head of Bond Syndicate DCM

	By:	/s/ Patrice Kasiers
		Name:	Patrice Kasiers
		Title:	Senior Advisor

By:	SOCIÉTÉ GÉNÉRALE

	By:	/s/ Jonathan Weinberger
		Name:	Jonathan Weinberger
		Title:	Managing Director

By:	SAMUEL A. RAMIREZ & COMPANY, INC.

	By:	/s/ Lawrence F. Goldman
		Name:	Lawrence F. Goldman, CFA
		Title:	Managing Director

Schedule I

Time of Sale Prospectus:

1.                       Preliminary Prospectus dated March 11, 2019 (including the Base Prospectus dated February 15, 2017)

2.                       Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.                       Final Term Sheet dated March 11, 2019 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities